Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Allan Drury
May 4, 2023	212-460-4111

CON EDISON REPORTS 2023 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2023 first quarter net income for common stock of $1,433 million or $4.06 a share compared with $602 million or $1.70 a share in the 2022 first quarter. Adjusted earnings were $645 million or $1.83 a share in the 2023 period compared with $522 million or $1.47 a share in the 2022 period. Adjusted earnings and adjusted earnings per share in the 2023 period exclude the gain and other impacts related to the sale of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses). Adjusted earnings and adjusted earnings per share in the 2023 and 2022 periods exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments, the net mark-to-market effects of the Clean Energy Businesses, and the related tax impacts on the parent company.

“We continued to produce strong financial results and solid returns for our shareholders this quarter as we invest in a clean energy future and deliver industry-leading reliability for our customers,” said Tim Cawley, the chairman and CEO of Con Edison. “This quarter we completed the sale of our Clean Energy Businesses valued at $6.8 billion, which strengthened our balance sheet and will allow us to sharply focus on the clean energy transition in New York. We’ve helped our customers connect more than 700 megawatts of solar generation, a significant clean energy milestone, and their embrace of this renewable resource reduces the amount of fossil fuel-generated power in our region, meaning lower emissions and cleaner air. As we look forward this year and beyond, investment in clean, resilient, and reliable energy systems while delivering for our customers, partners, communities, and shareholders will be the foundation for our continued growth and success.”

For the year of 2023, Con Edison reaffirmed its previous forecast of adjusted earnings per share to be in the range of $4.75 to $4.95 per share. Adjusted earnings per share exclude the gain and other impacts related to the sale of the Clean Energy Businesses (approximately $2.25 a share after-tax), the effects of HLBV accounting for tax equity investments (approximately $(0.02) a share after-tax), the net mark-to-market effects of the Clean Energy Businesses ($(0.03) a share after-tax), and the related tax impacts on the parent company.

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2023 and 2022. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2023 compared to the 2022 period.

The company's 2023 First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2023 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2023 FIRST QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including, but not limited to, the sale of the Clean Energy Businesses. Con Edison's subsidiaries are extensively regulated and are subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance and failure to retain and attract employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it may have substantial unfunded pension and other postretirement benefit liabilities; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions and inflation; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This press release also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the gain and other impacts related to the sale of the Clean Energy Businesses, the effects of HLBV accounting for tax equity investments and mark-to-market accounting and the related tax impacts on the parent company. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.

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CON EDISON REPORTS 2023 FIRST QUARTER EARNINGS	page 3

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $16 billion in annual revenues and $63 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

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Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2023	2022	2023	2022
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$4.06	$1.70	$1,433	$602
Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a)	(2.51)	—	(883)	—
Income taxes (b)	0.26	—	89	—
Gain and other impacts related to sale of the Clean Energy Businesses (net of tax)	(2.25)	—	(794)	—
HLBV effects (pre-tax)	(0.01)	(0.14)	(4)	(48)
Income taxes (c)	—	0.05	1	15
HLBV effects (net of tax)	(0.01)	(0.09)	(3)	(33)
Net mark-to-market effects (pre-tax)	0.04	(0.19)	13	(68)
Income taxes (c)	(0.01)	0.05	(4)	21
Net mark-to-market effects (net of tax)	0.03	(0.14)	9	(47)
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.83	$1.47	$645	$522
(a)The gain and other impacts related to the sale of the Clean Energy Businesses for the three months ended March 31, 2023 is comprised of the gain on the sale of the Clean Energy Businesses ($(2.42) a share and $(2.24) a share net of tax or $(855) million and $(791) million net of tax), transaction costs and other accruals ($0.03 a share and $0.02 a share net of tax or $13 million and $9 million net of tax) and the effects of ceasing to record depreciation and amortization expenses on the Clean Energy Businesses’ assets ($(0.12) a share and $(0.08) a share net of tax or $(41) million and $(28) million net of tax).
(b)Amounts shown include impact of changes in state apportionments ($0.05 a share net of federal taxes or $16 million net of federal taxes) for the three months ended March 31, 2023. The amount of income taxes for the gain on the sale of the Clean Energy Businesses had an effective tax rate of 7%. The amount of income taxes for transaction costs and other accruals and the effects of ceasing to record depreciation and amortization expenses was calculated using a combined federal and state income tax rate of 26% and 32%, respectively.
(c)The amount of income taxes was calculated using a combined federal and state income tax rate of 32% and 31% for the three months ended March 31, 2023 and 2022, respectively.

Attachment B

Variation for the Three Months Ended March 31, 2023 vs. 2022
	Net Income for Common Stock (Net of Tax) (Millions of Dollars)	Earnings per Share
CECONY (a)
Gas base rate increase	$94	$0.27
Electric base rate increase	15	0.04
Higher income from allowance for funds used during construction	7	0.02
Lower storm-related costs	7	0.02
Lower operation and maintenance expense for stock-based compensation, health care costs, and injuries and damages	5	0.02
Change in incentives earned under the electric and gas earnings adjustment mechanisms (EAMs) and positive incentives	3	0.02
Weather impact on steam revenue	(21)	(0.06)
Accretive effect of share repurchase	—	0.01
Other	19	0.03
Total CECONY	129	0.37
O&R (a)
Electric base rate increase	2	—
Gas base rate increase	2	0.01
Higher storm-related costs	(2)	(0.01)
Other	(1)	—
Total O&R	1	—
Clean Energy Businesses (b)
Total Clean Energy Businesses	(84)	(0.23)
Con Edison Transmission
Higher investment income	2	0.01
Other	—	(0.01)
Total Con Edison Transmission	2	—
Other, including parent company expenses
Gain and other impacts related to the sale of the Clean Energy Businesses	763	2.16
Net mark-to-market effects	4	0.01
HLBV effects	3	0.01
Accretive effect of share repurchase	—	0.01
Higher interest income	7	0.02
Other	6	0.01
Total Other, including parent company expenses	783	2.22
Total Reported (GAAP basis)	831	2.36
Net mark-to-market effects	56	0.17
HLBV effects	30	0.08
Gain and other impacts related to the sale of the Clean Energy Businesses	(794)	(2.25)
Total Adjusted (Non-GAAP basis)	$123	$0.36
a.Under the revenue decoupling mechanisms in the Utilities’ NY electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

b. On March 1, 2023, Con Edison completed the sale of substantially all of the assets of the Clean Energy Businesses.